Exhibit 3.1

STAG INDUSTRIAL, INC.
ARTICLES OF AMENDMENT
MAY 1, 2018
STAG Industrial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Article V, Section 5.5 of the Articles of Amendment and Restatement of the Corporation, filed with the Department on April 7, 2011 (as amended and supplemented to date and as may be amended and supplemented from time to time, the “Charter”), is hereby amended by deleting Section 5.5 in its entirety and inserting in its place, the following:
Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the non-exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.
SECOND: The foregoing amendment does not increase the authorized stock of the Corporation nor does this amendment change the information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law.
THIRD: The foregoing amendment of the Charter has been declared advisable and approved by the Board of Directors of the Corporation in the manner and by the vote required by law and approved by the requisite vote of the stockholders of the Corporation in the manner and by the vote required by law.
FOURTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman of the Board, Chief Executive Officer and President and attested to by its Executive Vice President, General Counsel and Secretary as of the date first written above.

STAG INDUSTRIAL, INC.
By:	/s/ Benjamin S. Butcher
Name:	Benjamin S. Butcher
Title:	Chairman of the Board, Chief Executive Officer and President

ATTEST:

STAG INDUSTRIAL, INC.
By:	/s/ Jeffrey M. Sullivan
Name:	Jeffrey M. Sullivan
Title:	Executive Vice President, General Counsel and Secretary

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